Exhibit 10.6
                                   AGREEMENT


     This Agreement is effective as of the 30th day of September, 1995, by and between Anuhco, Inc., a Delaware corporation ("Anuhco") and David D. Taggart ("Employee").

     RECITALS:


     1. Anuhco has recruited Employee to serve as an executive officer of Crouse Cartage Company, an Iowa corporation ("Crouse"), a wholly owned subsidiary of Anuhco.

     2. Based upon prior experiences, Employee has insisted upon financial assurance in the event that, during the term of his employment, a Change of Control (as hereinafter defined) shall occur with respect to Anuhco or Crouse.

     3. Anuhco has concluded that it is in its best interest to assure Employee's continuing dedication notwithstanding the occurrence, which might otherwise be unsettling, of a change in control, and so that Employee may be able, without being influenced by the uncertainties of his own situation, to participate and aid in the analysis of any proposal which might result in a change of control

     NOW, THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereby agree as follows:

     AGREEMENTS:


     1. In the event that (1) a Change of Control of Anuhco or Crouse shall occur at a time when Anuhco, directly or through its affiliates, owns all of the issued and outstanding common stock of Crouse and (2) within two years after such Change of Control, Employee's employment with Crouse or Anuhco is terminated other than by Employee, for any reason other than Employee's permanent disability, death, normal retirement or Good Cause (as hereinafter defined), or is terminated by Employee for Stated Cause (as hereinafter defined), Anuhco shall promptly pay to Employee as termination compensation the amount provided in paragraph 5 hereof.

     2. For purposes of this Agreement, "Good Cause" is defined as (1) a material breach by Employee of his obligations under an Employment Agreement of even date herewith (other than as a result of death, disability or normal retirement) which is demonstrably willful and deliberate on Employee's part, committed in bad faith, or without reasonable belief that such breach is in the best interest of Anuhco or Crouse and is not remedied within a reasonable period of time after receipt of written notice specifying the breach; (2) conviction of Employee of a felony; (3) fraud committed by Employee against Anuhco or Crouse, or misappropriation by Employee of the assets of either thereof; or (4) breach of Employee's duty of loyalty or other fiduciary duty or obligation to Anuhco or Crouse which is not remedied within a reasonable period of time after receipt of written notice specifying the same.

     3.        For purposes of this Agreement, "Stated Cause" is defined as
(1) any changes in Employee's duties and responsibilities for Crouse and Anuhco which are not approved by him; (2) involuntary relocation or proposed relocation of Employee from Carroll, Iowa; or (3) any reduction in the salary or benefits to which Employee is entitled pursuant to an Employment Agreement of even date herewith.

     4. For purposes of this Agreement, a Change of Control of Crouse shall have occurred if Anuhco and its affiliates cease to own at least 51% of the issued and outstanding voting stock thereof, and a Change of Control of Anuhco shall have occurred if, as the result of the acquisition of the assets or securities of Anuhco by a single person or group, as defined in Section 13 (d)
(3) of the Securities Exchange Act of 1934, or a merger, consolidation, contested election of directors or any combination of the foregoing transactions, (a "Transaction"), either of the following shall occur:

          a. The persons who were directors of Anuhco immediately before the Transaction shall cease to constitute a majority of the board of directors of Anuhco or of any parent of or successor to Anuhco, or

          b. Such person or group becomes the beneficial owner, directly or indirectly of substantially all of the assets of Anuhco or securities of Anuhco representing 30% or more of the combined voting power of Anuhco's then outstanding securities.

     5. The compensation to which Employee shall be entitled pursuant to Paragraph 1 hereof shall be equal to 2.99 times the average annual compensation from Anuhco and Crouse includable in Employee's gross income, for federal income tax purposes, for the three most recent years ending before the Transaction, or such lesser period as Employee shall have been an employee of Crouse. In no event shall any amount be required to be paid hereunder that would constitute an "excess parachute payment" within the meaning of S 280G(b) of the Internal Revenue Code.

     6. In the event that Employee's employment terminates after a change in control so as to entitle him to the compensation provided in paragraph 5 hereof, Employee shall be additionally entitled to:

          a.             Immediate 100% vesting of all Incentive
               Compensation provided or to be provided pursuant to the Employment Agreement of even date herewith, and

          b. All benefits to which he would have been entitled had he retired at normal retirement age from Crouse pursuant to Supplemental Benefit
               Agreement of even date herewith.

          c. Three years of continued participation in medical and life insurance plans of Anuhco and Crouse then in effect and in which Employee was participating immediately prior to the Transaction, provided, however, that if there are any limitations on such participation provided in such plans, Anuhco shall provide Employee during such three year period equivalent benefits not less favorable to Employee than those to which he would have been entitled as a participant in such plans at the same time of the Transaction, except that Employee's entitlement to such participation shall not extend beyond his normal retirement date.

     5. Anuhco shall pay all reasonable legal fees and expenses incurred by Employee as a result of any contest by Anuhco of the validity or enforceability of this Agreement.

     6. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns, and shall be construed in accordance with and governed by the laws of the State of Kansas.
     7. Notwithstanding that Employee's position with Crouse is at-will, Employee's rights hereunder may not be modified or amended, without his written consent, after a Transaction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused the same to be executed, by their duly authorized officers, as of the date and year first above written.

                              ANUHCO, INC.


                              By:  /s/Timothy P. O'Neil



                               /s/David D. Taggart

                              David D. Taggart